LightPath Technologies Reports Fiscal 2016 Fourth Quarter and Full Year Financial Results

Fiscal 2016 Revenue Increases 26%; Substantial Improvement in Fiscal 2016 Profitability Drives Over 700% Increase in Operating Cash Flow; Proposed Acquisition of ISP Optics Corporation Expected to Generate Future Growth

ORLANDO, FL -- (Marketwired - September 15, 2016) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company," or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2016 fourth quarter and twelve months ended June 30, 2016.

Fiscal 2016 Fourth Quarter and Full Year Highlights:

  Revenue increased to $17.3 million in fiscal 2016 from $13.7 million in fiscal 2015, an increase of 26%.
  Revenue for the fourth quarter of fiscal 2016 increased 5% to $4.7 million as compared to $4.5 million for the fourth quarter of fiscal 2015.
  Gross margin as a percentage of revenue increased to 54% in fiscal 2016, compared to 44% in fiscal 2015.
  Gross margin as a percentage of revenue in the fourth quarter of fiscal 2016 was 52% as compared to 47% in the fourth quarter of fiscal 2015.
  Fiscal 2016 operating income was at $2.0 million, an improvement of $2.3 million as compared to an operating loss of approximately ($259,000) in the prior year.
  Operating income for the fourth quarter of fiscal 2016 was $523,000 compared to $449,000 for the fourth quarter of fiscal 2015.
  Net income for fiscal 2016 was $1.4 million, as compared with a net loss of ($715,000) in fiscal 2015.
  EBITDA* for fiscal 2016 was approximately $2.5 million compared to a loss of approximately ($144,000) in fiscal 2015.
  Adjusted EBITDA*, which excludes the non-cash income or expense related to the change in fair value of the Company's warrant liability, was $2.6 million, as compared with $320,000 in the prior fiscal year.
  12-month backlog increased to approximately $6.6 million at June 30, 2016, compared to $6.5 million as of June 30, 2015.
  Cash balance at June 30, 2016 was $2.9 million, an increase of 77% compared to June 30, 2015.

*This press release includes references to earnings before interest, taxes, depreciation, and amortization ("EBITDA"), adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that certain non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. A more complete explanation of these measures is also included below under the heading "Use of Non-GAAP Financial Measures."

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "Our solid performance in the fourth quarter of fiscal 2016 completed a year in which we achieved substantial growth and set numerous financial performance records over recent years. At our annual shareholders' meeting held on January 28, 2016, we presented and disclosed the operating performance objectives on which we were focused for fiscal 2016. These objectives were revenue growth, strategic revenue growth generated by certain of our product lines, growth in adjusted EBITDA, which excludes the non-cash income or expense related to the change in fair value of our warrant liability, and return on assets growth. These objectives were chosen to put focus on growth while maintaining a balance on cost and profitability. I'm pleased to say we achieved our goals with respect to these performance objectives. Our revenues grew 26% year-over-year, which continued the trend of accelerated revenue growth over the past several years -- improving from under 1% growth from fiscal 2013 to fiscal 2014, to 16% growth from fiscal 2014 to fiscal 2015, and to 26% growth from fiscal 2015 to fiscal 2016. Our strategic revenues grew by 93% year-over-year. Our adjusted EBITDA for fiscal 2016 also improved to $2.5 million. Finally, we had a return on assets of 15% (adjusted to exclude the effects of our warrant valuations)."

Mr. Gaynor continued, "In fiscal 2016, we benefited from the successful implementation of our organic growth strategy. Throughout the year, we experienced improvements in our sales mix and were able to increase prices as demand for our products grew, attesting to our product differentiation and technological leadership. The volume of units sold in fiscal 2016 increased by 12% from the prior year. Our financial performance further benefited from a 12% increase in the average price per unit sold. We expect continued growth in sales to be derived primarily from our specialty products, our precision molded optics, particularly our high volume precision molded lenses, or HVPMOs, sold in Asia, and our infrared products based upon recent quote activity and market trends."

"We are also excited about the proposed acquisition of ISP Optics Corporation, which we expect to be a transformative acquisition that will create a global infrared and optical industrial technology leader with more enhanced growth opportunities than we've had in the past. The proposed transaction will combine two of the fastest growing pioneers in the complementary fields of infrared products from ISP and optical and infrared solutions from LightPath."

"On behalf of our executive management and Board of Directors, I would like to acknowledge the tremendous efforts and dedication of our growing team around the world. It is because of their efforts and dedication that we achieved excellent fiscal 2016 results."

Financial Results for Three Months Ended June 30, 2016

Revenue for the fourth quarter of fiscal 2016 was approximately $4.7 million, which was an increase of approximately $227,000, or 5%, as compared to the same period of the prior fiscal year. The increase from the fourth quarter of the prior fiscal year is attributable to a 63% increase in sales of high volume precision molded optics ("HVPMO") lenses and an increase of more than 70% in sales of infrared lenses and infrared non-recurring engineering products ("NRE"), offset by decreases in low volume precision molded optics ("LVPMO") and specialty products.

Gross margin as a percentage of revenue in the fourth quarter of fiscal 2016 was 52%, compared to 47% in the fourth quarter of fiscal 2015. The improvement in gross margin is attributed to increased revenues with a favorable product mix, leverage of our higher sales volume against fixed manufacturing overhead expenses, the realization of the full benefit of the lower cost structure at the Company's Zhenjiang facility, and better yields for infrared products. Total cost of sales was approximately $2.3 million for the fourth quarter of fiscal 2016, a decrease of approximately $111,000, compared to the same period of the prior fiscal year.

During the fourth quarter of fiscal 2016, total costs and expenses were approximately $1.9 million, an increase of approximately $264,000 compared to the same period of the prior fiscal year. The increase was primarily due to a $252,000 increase in legal expenses and professional fees relating to the proposed acquisition of ISP Optics Corporation ("ISP"). Despite the higher expenses incurred in connection with a strategic growth acquisition, total operating income for the fourth quarter of fiscal 2016 was $523,000, compared to $449,000 for the same period in fiscal 2015.

In the fourth quarter of fiscal 2016, the Company recognized a non-cash expense of approximately $27,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In the fourth quarter of fiscal 2015, the Company recognized non-cash expense of approximately $839,000 related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of the Company's common stock for the period being reported and the assumptions on when the warrant shares will be exercised. The likelihood of exercise increases as the expiration date of the warrant approaches. The warrants have a five-year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Income tax expense was approximately $68,000 in the fourth quarter of fiscal 2016, an increase of $68,000 from the fourth quarter of fiscal 2015. Although the Company has net operating loss ("NOL") carry forward benefits of $86 million against net income as reported on a consolidated basis in the United States, the NOL does not apply to taxable income from foreign subsidiaries. The increase in income tax expense in fiscal 2016 was primarily attributable to income taxes associated with the Company's Chinese operations, which were previously offset by tax operating loss carry forwards applicable solely to such operations, and which have been depleted.

Net income for the fourth quarter of fiscal 2016 was $331,000, or $0.02 per basic diluted common share, which includes non-cash expense of approximately $27,000, or $0.01 per basic and diluted common share, for the change in the fair value of the warrant liability, compared with a net loss of approximately $367,000, or $0.02 per basic and diluted common share, which includes non-cash expense of approximately $839,000, or $0.03 per basic and diluted common share, for the change in the fair value of the warrant liability for the same period in fiscal 2015. Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, decreased to approximately $359,000 in the fourth quarter of fiscal 2016, as compared to $472,000 in the same period of fiscal 2015.

The Company had foreign currency exchange losses in the fourth quarter of fiscal 2016 due to changes in the value of the Chinese renminbi in the amount of approximately $149,000, which had a $0.01 impact on basic and diluted earnings per share. This compares to foreign currency exchange income of $26,000, with an insignificant impact on loss per share in the same period of the prior fiscal period.

Weighted-average basic and diluted common shares outstanding increased to 15,590,945 and 17,097,076, respectively, in the fourth quarter of fiscal 2016 compared to 15,028,231 and 15,713,892, respectively, in the fourth quarter of fiscal 2015. The increase was primarily due to shares of common stock issued under the 2014 Employee Stock Purchase Plan and exercises of stock options and warrants.

Earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the fourth quarter of fiscal 2016 was approximately $646,000 compared to a loss of approximately ($216,000) in the fourth quarter of fiscal 2015. The difference in EBITDA between periods was principally caused by higher net income due to higher sales and profitability measures. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $673,000 in the fourth quarter of fiscal 2016 as compared with approximately $623,000 for the same period of the prior fiscal year.

Financial Results for Year Ended June 30, 2016

Revenue for fiscal 2016 totaled approximately $17.3 million compared to approximately $13.7 million for fiscal 2015, an increase of 26%. The 26% increase in revenue primarily resulted from a $1.0 million increase in sales of specialty products due to higher volume of sales to defense customers, a $1.8 million increase in sales of HVPMO and LVPMO products, a $559,000 increase in sales of infrared products, and a $297,000 increase in NRE fees. The $1.8 million increase in sales of our HVPMO and LVPMO products is due to revenue for LVPMO increasing by 4%, or $286,000, compared to fiscal 2015, while revenue for HVPMO increased by 58%, or $1.46 million, compared to fiscal 2015. Unit shipment volume in precision molded optics in fiscal 2016 increased by 17% as compared to fiscal 2015 and the average selling price improved 2% period over period. These improvements were due to a product mix shift in the LVPMO group with higher volumes sold to customers in the distribution, medical applications, and telecommunications sectors. The Company expects continued growth in sales to be derived primarily from specialty products and precision molded optics product lines, particularly HVPMOs sold in Asia, and infrared product line based upon recent quote activity and market trends.

Gross margin percentage for fiscal 2016 was 54% compared to 44% in fiscal 2015. The improvement in gross margin is primarily attributed to a $3.6 million increase in revenues with a favorable product mix of higher margin products, resulting in higher sales prices and operating providing leverage from of our increased sales volume against our fixed manufacturing overhead costs. The gross margin increase also is attributable to Also, improvements in our the Company's infrared product group due to better yields and cost reductions associated with its new in-house coating capabilities, which were brought online during the year, increased gross margin. Total manufacturing costs were approximately $8.0 million, an increase of approximately $286,000 as compared to fiscal 2015.

During fiscal 2016, total costs and expenses increased by approximately $1.1 million compared to the same period of the prior fiscal year. The increase was primarily due to: (i) a $412,000 accrual for fiscal 2016 management bonuses given the Company's strong operating results, (ii) a $100,000 payment for early termination of a sales agreement, (iii) a $67,000 increase for fees related to the annual stockholders' meeting and related proxy solicitations, (iv) a $334,000 increase in professional services fees related to the 2016 stockholders' annual meeting and the ISP acquisition, and (v) a $139,000 increase in other expenses. Total operating income for fiscal 2016 was $2.0 million, an improvement of $2.3 million as compared to an operating loss of approximately ($259,000) for fiscal 2015.

In fiscal 2016, the Company recognized non-cash expense of approximately $52,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In fiscal 2015, the Company recognized non-cash expense of approximately $464,000 related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of common stock for the period being reported and the assumptions on when the warrant shares will be exercised. The likelihood of exercise increases as the expiration date approaches. The warrants have a five-year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net income for fiscal 2016 was approximately $1.4 million, or $0.09 per basic and $0.08 per diluted common share, which includes non-cash expense of approximately $52,000, or $0.01 per basic and diluted common share, for the change in the fair value of the warrant liability, compared with a net loss of approximately ($715,000), or ($0.05) per basic and diluted common share, which includes non-cash expense of approximately $464,000, or $0.03 per basic and diluted common share, for the change in fair value of the warrant liability for fiscal 2015. The Company also was impacted by foreign currency exchange losses in fiscal 2016 due to de-valuing of the Chinese renminbi in the amount of approximately $370,000, which had a $0.02 impact on basic and diluted earnings per share. This compares to foreign currency exchange income of $24,000 in the same period of the prior fiscal period, with an insignificant impact on loss per share.

Adjusted net income, which is adjusted for the effect of the non-cash change in fair value of the warrant liability, was $1.5 million in fiscal 2016 as compared to a loss of ($251,000) in fiscal 2015, an improvement of $1.7 million. Weighted-average basic common shares outstanding increased to 15,104,893 in fiscal 2016 compared to 14,711,586 in fiscal 2015, primarily due to the issuance of shares of common stock related to shares issued under the 2014 Employee Stock Purchase Plan, the private placement in January 2015 with a sole investor, and shares issued with the exercise of stock options and warrants. The weighted-average fully diluted common shares outstanding in fiscal 2016 was 16,875,383.

EBITDA for fiscal 2016 was approximately $2.5 million compared to a loss of approximately ($144,000) in fiscal 2015. The difference in EBITDA between periods was principally caused by higher sales and operating income. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the warrant liability, was approximately $2.6 million in fiscal 2016 as compared with adjusted EBITDA of approximately $320,000 in the prior fiscal year.

Cash and cash equivalents totaled approximately $2.9 million as of June 30, 2016, a 77% increase from June 30, 2015. Cash flow provided by operations was approximately $1.5 million for fiscal 2016, an increase of $1.4 million, from $82,000 in the prior year. During fiscal 2016, the Company expended approximately $1.1 million for capital equipment and approximately $1.7 million for working capital while growing its cash balance. The current ratio as of June 30, 2016 improved by 20% to 3.5 to 1, compared to 3.10 to 1 as of June 30, 2015. Total stockholders' equity as of June 30, 2016 was approximately $10.9 million, a 37% increase from approximately $8.0 million as of June 30, 2015.

As of June 30, 2016, the Company's 12-month backlog was $6.6 million, compared to $6.5 million as of June 30, 2015, an increase of approximately 2%.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

We calculate EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, we calculate adjusted EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit depreciation, amortization, and the change in the fair value of the warrants issued in connection with our private placement in June 2012.

The fair value of the warrants issued in connection with our private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of our common stock for the period being reported and is not impacted by our actual operations during such period. We believe that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze our underlying business operations and understand our performance.

We calculate gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. We believe that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, September 15 at 4:30 p.m. ET to discuss our financial and operational performance for the fiscal fourth quarter and year ended June 30, 2016.

Date: Thursday, September 15, 2016
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: http://services.choruscall.com/links/lpth160908

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through September 29, 2016. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10091983.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Forward-Looking Statements

This release includes statements that constitute "forward-looking statements" within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables follow)

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                  June 30,       June 30,
                    Assets                          2016           2015
                                               -------------  -------------
Current assets:
  Cash and cash equivalents                    $   2,908,024  $   1,643,920
  Trade accounts receivable, net of allowance
   of $4,598 and $6,282                            3,545,871      3,048,754
  Inventories, net                                 3,836,809      3,181,377
  Other receivables                                  209,172        253,880
  Prepaid expenses and other assets                  652,308        244,075
                                               -------------  -------------
    Total current assets                          11,152,184      8,372,006

Property and equipment, net                        4,370,045      4,275,552
Other assets                                          66,964         66,964
                                               -------------  -------------
      Total assets                             $  15,589,193  $  12,714,522
                                               =============  =============
     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $   1,361,914  $   1,551,885
  Accrued liabilities                                328,144         84,039
  Accrued payroll and benefits                     1,356,255        842,506
  Loan payable, current portion                            -         51,585
  Capital lease obligation, current portion          166,454        166,454
                                               -------------  -------------
    Total current liabilities                      3,212,767      2,696,469

Capital lease obligation, less current portion       178,919        310,260
Deferred rent                                        548,202        512,679
Warrant liability                                    717,393      1,195,470
                                               -------------  -------------
    Total liabilities                              4,657,281      4,714,878
                                               -------------  -------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 100,000 shares authorized; none
   issued and outstanding                                  -              -
  Common stock: Class A, $.01 par value,
   voting; 34,500,000 shares authorized;
   15,590,945 and 15,235,073 shares issued and
   outstanding                                       155,909        152,351
  Additional paid-in capital                     214,661,617    213,222,950
  Accumulated other comprehensive income             126,108         50,680
  Accumulated deficit                           (204,011,722)  (205,426,337)
                                               -------------  -------------
    Total stockholders' equity                    10,931,912      7,999,644
                                               -------------  -------------
    Total liabilities and stockholders' equity $  15,589,193  $  12,714,522
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
           Consolidated Statements of Comprehensive Income (Loss)

                                (unaudited)
                            Three months ended            Year ended
                                 June 30,                  June 30,
                             2016         2015         2016         2015
                         -----------  -----------  -----------  -----------
Sales, net               $ 4,733,604  $ 4,506,548  $17,272,238  $13,661,569
Cost of sales              2,265,489    2,376,025    7,967,728    7,682,194
                         -----------  -----------  -----------  -----------
        Gross margin       2,468,115    2,130,523    9,304,510    5,979,375
Operating expenses:
  Selling, general and
   administrative          1,759,100    1,517,334    6,581,218    5,130,414
  New product development    187,437      166,150      668,840    1,109,095
  Loss on disposal of
   property and equipment     (1,028)      (1,700)      45,037       (1,482)
                         -----------  -----------  -----------  -----------
        Total costs and
         expenses          1,945,509    1,681,784    7,295,095    6,238,027
                         -----------  -----------  -----------  -----------
        Operating income
         (loss)              522,606      448,739    2,009,415     (258,652)
Other income (expense):
  Interest expense            (7,527)      (5,217)     (37,627)     (18,279)
  Interest expense - debt
   costs                           -            -            -      (13,270)
  Change in fair value of
   warrant liability         (27,243)    (839,347)     (52,454)    (464,039)
  Other income (expense),
   net                       (88,148)      29,071     (305,444)      41,276
                         -----------  -----------  -----------  -----------
  Total other income
   (expense), net           (122,918)    (815,493)    (395,525)    (454,312)
                         -----------  -----------  -----------  -----------
  Net income (loss)
   before income taxes       399,688     (366,754)   1,613,890     (712,964)
    Income taxes              68,221          480      199,275        2,316
                         -----------  -----------  -----------  -----------
          Net income
           (loss)        $   331,467  $  (367,234) $ 1,414,615  $  (715,280)
                         ===========  ===========  ===========  ===========
Earnngs (loss) per common
 share (basic)           $      0.02  $     (0.02) $      0.09  $     (0.05)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (basic)                  15,590,945   15,028,231   15,401,893   14,711,586
                         ===========  ===========  ===========  ===========
Earnings (loss) per
 common share (diluted)  $      0.02  $     (0.02) $      0.08  $     (0.05)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (diluted)                17,097,076   15,713,892   16,875,383   14,711,586
                         ===========  ===========  ===========  ===========
Foreign currency
 translation adjustment       28,247          694       75,428       (1,001)
                         -----------  -----------  -----------  -----------
    Comprehensive income
     (loss)              $   359,714  $  (366,540) $ 1,490,043  $  (716,281)
                         ===========  ===========  ===========  ===========

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows

                                                        Year Ended
                                                         June 30,
                                               ----------------------------
                                                    2016           2015
                                               -------------  -------------
Cash flows from operating activities
Net income (loss)                              $   1,414,615  $    (715,280)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization                      847,990        537,143
  Interest from amortization of debt costs                 -         13,270
  Loss on disposal of property and equipment          45,037         (1,482)
  Stock based compensation                           348,735        284,950
  Provision for doubtful accounts receivable            (289)       (15,745)
  Change in fair value of warrant liability           52,454        464,039
  Deferred rent                                       35,523         16,175
Changes in operating assets and liabilities:
  Trade accounts receivables                        (650,753)      (560,810)
  Other receivables                                   40,597        (53,838)
  Inventories                                       (916,899)        22,130
  Prepaid expenses and other assets                 (415,444)         1,556
  Accounts payable and accrued liabilities           724,147         90,074
                                               -------------  -------------
    Net cash provided by operating activities      1,525,713         82,182
Cash flows from investing activities
  Purchase of property and equipment              (1,131,098)      (688,798)
  Proceeds from sale of equipment                      5,916              -
                                               -------------  -------------
    Net cash used in investing activities         (1,125,182)      (688,798)
                                               -------------  -------------
Cash flows from financing activities
  Proceeds from exercise of stock options              6,430              -
  Proceeds from sale of common stock, net of
   costs of $181,052                                       -      1,122,054
  Proceeds from sale of common stock from
   employee stock purchase plan                       22,903         13,230
  Settlement for Class E Shares                         (582)             -
  Proceeds from exercise of warrants, net of
   costs                                             391,083              -
  Net payments on loan payable                       (51,585)      (113,472)
  Payments on capital lease obligations             (131,341)       (59,412)
                                               -------------  -------------
    Net cash provided by financing activities        236,908        962,400
Effect of exchange rate on cash and cash
 equivalents                                         626,665         91,056
                                               -------------  -------------
Change in cash and cash equivalents                1,264,104        446,840
Cash and cash equivalents, beginning of period     1,643,920      1,197,080
                                               -------------  -------------
Cash and cash equivalents, end of period       $   2,908,024  $   1,643,920
                                               =============  =============

Supplemental disclosure of cash flow
 information:
  Interest paid in cash                        $      37,627  $      18,280
  Income taxes paid                            $       4,296  $       2,316
Supplemental disclosure of non-cash investing
 & financing activities:
  Landlord credits for leasehold improvements              -  $     420,014
  Purchase of equipment through capital lease
   arrangements                                            -  $     523,660
  Derecognition of liability associated with
   stock option grants                         $     143,125              -

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                     Years ended June 30, 2016 and 2015

                                   Class A              Additional
                                Common Stock              Paid-in
                                   Shares      Amount     Capital
                                ------------ --------- -------------
Balances at June 30, 2014         14,293,305 $ 142,933 $ 211,812,134
Issuance of common stock for:
  Employee Stock Purchase Plan        10,978       110        13,120
  Private placement of common
   stock                             930,790     9,308     1,112,746
Stock based compensation on
 stock options & RSU                       -         -       284,950
Foreign currency translation
 adjustment                                -         -             -
Net loss                                   -         -             -
                                ------------ --------- -------------
Balances at June 30, 2015         15,235,073 $ 152,351 $ 213,222,950
Issuance of common stock for:
  Exercise of warrants               313,081     3,130       388,221
  Employee Stock Purchase Plan         9,906        99        22,804
  Exercise of RSU or options           6,077        61         6,369
  Cashless exercise of warrants       26,808       268          (536)
Settlement for Class E shares              -         -          (582)
Reclassification of warrant
 liability upon exercise                   -         -       530,531
Stock based compensation on
 stock options & RSU                       -         -       491,860
Foreign currency translation
 adjustment                                -         -             -
Net income                                 -         -             -
                                ------------ --------- -------------
Balances at June 30, 2016         15,590,945 $ 155,909 $ 214,661,617
                                ============ ========= =============

                                 Accumulated
                                    Other                         Total
                               Comphrehensive   Accumulated   Stockholders'
                                   Income         Deficit         Equity
                               --------------  -------------  -------------
Balances at June 30, 2014      $       51,681  $(204,711,057)     7,295,691
Issuance of common stock for:
  Employee Stock Purchase Plan              -              -         13,230
  Private placement of common
   stock                                    -              -      1,122,054
Stock based compensation on
 stock options & RSU                        -              -        284,950
Foreign currency translation
 adjustment                            (1,001)             -         (1,001)
Net loss                                    -       (715,280)      (715,280)
                               --------------  -------------  -------------
Balances at June 30, 2015      $       50,680  $(205,426,337) $   7,999,644
Issuance of common stock for:
  Exercise of warrants                      -              -        391,351
  Employee Stock Purchase Plan              -              -         22,903
  Exercise of RSU or options                -              -          6,430
  Cashless exercise of warrants             -              -           (268)
Settlement for Class E shares               -              -           (582)
Reclassification of warrant
 liability upon exercise                    -              -        530,531
Stock based compensation on
 stock options & RSU                        -              -        491,860
Foreign currency translation
 adjustment                            75,428              -         75,428
Net income                                  -      1,414,615      1,414,615
                               --------------  -------------  -------------
Balances at June 30, 2016      $      126,108  $(204,011,722) $  10,931,912
                               ==============  =============  =============

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

                                   (unaudited)
                                 Quarter ended:            Year ended:
                               June 30,   June 30,     June 30,   June 30,
                                 2016       2015         2016       2015
                             ----------- ----------  ----------- ----------
Net income (loss)            $   331,467 $ (367,234) $ 1,414,615 $ (715,280)
Change in fair value of
 warrant liability                27,243    839,347       52,454    464,039
                             ----------- ----------  ----------- ----------
    Adjusted net income
     (loss)                  $   358,710 $  472,113  $ 1,467,069 $ (251,241)
                             =========== ==========  =========== ==========

                                   (unaudited)
                                 Quarter ended:            Year ended:
                               June 30,   June 30,     June 30,   June 30,
                                 2016       2015         2016       2015
                             ----------- ----------  ----------- ----------
Net income (loss)            $   331,467 $ (367,234) $ 1,414,615 $ (715,280)
Depreciation and
 amortization                    238,961    145,055      847,990    537,143
Income taxes                      68,221        480      199,274      2,316
Interest expense                   7,527      5,217       37,626     31,549
                             ----------- ----------  ----------- ----------
    EBITDA                   $   646,176 $ (216,482) $ 2,499,505 $ (144,272)
Change in fair value of
 warrant liability                27,243    839,347       52,454    464,039
                             ----------- ----------  ----------- ----------
    Adjusted EBITDA          $   673,419 $  622,865  $ 2,551,959 $  319,767
                             =========== ==========  =========== ==========

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel: 512-551-9296
jdarrow@darrowir.com
Web: www.darrowir.com